File No. 33-
                            File No. 811-

                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         FORM N-8A

              NOTIFICATION OF REGISTRATION
          FILED PURSUANT TO SECTION 8(a) OF THE
              INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     The Sports Funds Trust

Address of Principal Business Office:   5-H Oak Branch Drive
                                   Greensboro, NC 27407
Telephone Number including Area Code:   (910)851-0910

Name and Address of Agent for Service:

                              Mr. Jack Plymale
                              President
                              5-H Oak Branch Drive
                              Greensboro NC 27407
COPIES TO:
Carolyn F. Mead, Esq.
FPS Services, Inc.
3200 Horizon Drive, P.O. Box 61503
King of Prussia, PA 19406-0903

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  X         NO ___

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Greensboro and State of North Carolina on the 18th day of December, 1997.


                         The Sports Funds Trust


                         By: /s/ Jack R. Plymale*
                             Jack R. Plymale, President

/s/ William J. Baltrus
*By /s/ William J. Baltrus, as
Attorney-in-Fact and Agent pursuant
to Power of Attorney